Exhibit 99.1

Woolfolk Joins Bank of Lancaster Board

KILMARNOCK, Va., May 12, 2016 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company of Bank of Lancaster and Bay Trust Company, announces that D. Kyle Woolfolk, Jr. has been elected to Bank of Lancaster's Board of Directors.

"We are pleased and honored to welcome Kyle to our Bank Board," said Randal R. Greene, President and Chief Executive Officer. "Kyle is well-recognized and a highly accomplished executive who brings a high level of expertise in healthcare real estate development; and we look forward to his leadership in assisting us with opportunities as we continue to build market share in Richmond."

Woolfolk is the managing partner of Woolfolk Properties, LLC, a commercial property management firm, as well as the managing partner of Woolfolk Medical Group, LLC, a healthcare real estate development company founded in 1989. He served as president of Woolfolk Construction, Inc., a commercial general construction firm headquartered in Richmond from 1991 to 2010. Projects of merit include: Medical Office Buildings and Surgical Centers at Bon Secours-St. Francis Medical Center, St. Mary's Hospital, Memorial Regional Medical Center and CJW Hospitals.

Woolfolk attended the School of Architecture and Building Science at Auburn University. He is currently Chairman of the Board for Bon Secours-Richmond Healthcare Foundation and has served as past president for YMCA of Midlothian, Midlothian Rotary, VCU-Business School Real Estate Circle of Excellence and Chesterfield Business Council.

"Bank of Lancaster has a long standing history of helping small businesses and homeowners achieve their goals," said Woolfolk. "Relationships are everything in banking and I believe Bank of Lancaster has more great opportunities throughout the Northern Neck and now Richmond. I am excited to be part of this team of professionals that constantly seek to improve their products, services and solutions for our clients."

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc. is the bank holding company for Bank of Lancaster and Bay Trust Company. Founded in 1930, Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With eight banking offices located throughout the Northern Neck region and in Middlesex County, and three banking offices in Richmond, Virginia, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

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